Exhibit 10.84

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as the “Agreement”) is made by and between the following parties:

Party A: Beijing Sohu New Era Information Technology Co., Ltd, a PRC corporation, and

Party B: Joanna Lv, an individual.

NOW THEFEFORE, the above parties have entered into this Agreement upon equal negotiation for their joint observance according to the Labor Law of the People’s Republic of China, the Employment Contract Law of the People’s Republic of China and other applicable laws and regulations.

1.	Type and Term

1.1	This Agreement is an open-ended employment agreement.

1.2	The term of this Agreement starts from April 1, 2012, and ends when Party B reaches the age of retirement, or when other mandatory circumstances for termination occur.

2.	Work Content and Place

2.1	When signing this Agreement, the title or position of Party B is senior director, and the work place is in Beijing. During the term hereof, Party A may adjust the above position or place based on its needs of operation or work, or Party B’s competence and performance. The above adjustment includes any change of Party B’s work content or place, promotion, lateral move, and demotion, and also includes any change of work content, responsibility or scope, while the title or position remains the same.

2.2	Party B shall complete the work assignment meeting the specified quantity, quality and indicator according to Party A’s requirements for corresponding position, work, assignment and responsibility. During work, Party B may not act beyond the powers authorized by Party A.

(1)	Party B shall comply with the Constitution and other laws and regulations of China, and shall be devoted to her duty, work diligently, and perform the duties of her position;

(2)	During work, Party B shall ensure that her work meets the standards of duties of her position specified by Party A. Meanwhile, if required by work, Party B shall further complete any ad hoc assignment other than the duties of her position arranged by Party A.

(3)	Party B shall maintain Party A’s trade secrets confidential, and may not use such trade secrets to seek improper economic benefit for herself or for other economic organizations or individuals.

3.	Working Hours; Rest and Vacation

3.1	Upon execution of this Agreement, Party B’s working hours shall be governed by one of the three ways based on the characteristics of her work:

(1)	Where the standard working system is applied, the daily working hours of Party B shall not exceed 8, and the weekly working hours shall not exceed 40.

(2)	Where the comprehensive working hour system is applied, the average working hours shall not exceed the statutory standard working hours.

(3)	Where the flexible working hour system is applied, Party B’s working hours shall be flexible, provided that she shall complete the work task assigned by Party A.

3.2	Party B may enjoy the following statutory holidays: (1) New Year’s Day; (2) Spring Festival; (3) International Labor Day; (4) National Day; (5) Qingming Festival; (6) Mid-autumn Festival; (7) other holidays specified by laws and regulations.

3.3	If required by work, Party A may arrange Party B to work overtime, including arranging Party B to work on public holidays and statutory holidays, and shall make overtime pay or arrange deferred holidays.

3.4	If Party B extends her working hours for failing to complete any work task, or without Party A’s request or approval, she may not request Party A to pay for such additional working hours.

4.	Compensation

4.1	The compensation payable to Party B is set forth in the offer or notice of adjustment of position/salary sent by Party A to Party B.

4.2	During the statutory working hours, if Party B completes the specified work task, Party A shall pay salary to Party B on the payment date specified by the company in cash, by wire transfer or in other ways Party B deems appropriate. The salary paid by Party A according to Article 4.1 hereof has included various subsidies and allowances specified by the State or the government, which includes but not limited to travel allowance, allowance for separate household heating for residential clean energy, and other subsidies or allowances.

4.3	Party A may adjust Party B’s salary according to Party B’s performance, the adjustment of Party B’s position (or work content), or Party A’s internal policies or rules and regulations regarding salary. The adjustment includes increase or decrease of the salary standards of Party B.

4.4	Where Party B’s is sick or suffers non-work-related injury, the medical period and relevant salary for sick leave, sickness benefit, and medical treatment shall be governed by relevant provisions of the local government and Party A’s rules and regulations. If the local government does not formulate any specific provisions relating to sick pay, and Party B does not approve the above rules and regulations of Party A, the standard of sick pay for Party B shall be 80% of the minimum salary standard provided for by the local government of Party B’s place.

4.5	Party A may deduct part of the salary, other compensation or reimbursement of Party B, to offset any amount and/or other taxes payable according to laws or regulations (e.g., individual income tax) and expenses, and/or for other lawful purposes.

4.6	To keep confidential the salary and income of Party B and other employees, Party B agrees that Party A shall apply the confidential salary system in the company, and Party B agrees to comply with the system. If Party B discloses the amount of salary, or becomes aware of other’s salary through any improper channel, she is willing to accept the penalties set forth in the system.

5.	Social Insurances and Other Benefits

5.1	The parties hereto shall maintain the insurances for endowment, unemployment, medical care, work-related injury and other social insurances. Party A shall withhold and pay to relevant taxation authority the part of insurance premium payable by Party B from her salary.

Party B shall promptly submit the valid certificates to Party A for going through the formalities of social insurances and housing provident fund. If any consequence arises due to Party B’s delay in submission, Party B shall take corresponding liabilities.

5.2	If Party B suffers any work-related injury or occupational sickness, her work-related injury treatment shall be governed by relevant provisions of the State and the local government of Party B’s place.

5.3	The treatment of Party B for pregnancy period, perinatal period and lactation period shall be governed by relevant policies of the local government for maternity insurance.

5.4	Party A may decide whether to pay bonus to its employees based on the operating performance. If it decides to pay bonus, the bonus will be only award to the employee who has completed the assignment and made additional contribution (subject to performance review). Therefore, if the employment agreement between the parties hereto is rescinded or terminated before the performance review, Party B shall not be entitled to the above bonus.

6.	Labor Discipline; Rules and Regulations

6.1	Party A will formulate rules and regulations and labor disciplines according to law, based on its needs of operation. Party B shall follow Party A’s arrangement of work, strictly comply with the national laws and regulations and the rules and regulations, labor disciplines and work rules formulated by Party A according to law, take good care of Party A’s properties, observe professional ethics, and actively participate the training organized by Party A to promote her professional skills.

6.2	Where Party B violates Party A’s labor discipline or rules and regulations, Party A is entitled to handle the violation according to its rules and regulations, including but not limited to imposing corresponding disciplinary sanctions and economic punishment etc., up to termination of this Agreement.

6.3	Where Party A suffers any loss due to Party B’s fault or violation, Party A is entitled to request for economic compensation from Party B, and to seek Party B’s liabilities according to law.

6.4	Party A is entitled to reasonably amend its rules and regulations from time to time based on its needs of operation and management, and may notify Party B thereof in any ways it deems appropriate, including but not limited to notification, announcement, email, memorandum and employee handbook etc.

6.5	If Party B has any dissatisfaction or opinion of Party A, she may resolve such issue through complaint procedure, and may not express such dissatisfaction or opinion in any way that affects the company’s operation or unity of colleagues.

7.	Labor Protection, Working Conditions and Prevention of Occupational Hazards

7.1	Party A shall provide the required labor conditions and tools to Party B, and shall strictly perform the provisions of the State relating to labor safety, labor protection and occupational health. Moreover, Party A shall actively assist with Party B’s work, provide corresponding conditions for her performance of the obligations hereunder, and comply with this Agreement and Party A’s internal rules and regulations.

7.2	Party A shall establish and complete the accountability system of prevention and treatment of occupational disease, strengthen the management of occupational disease, and promote the level of such prevention and treatment.

8.	Rescission and Termination

8.1	The parties hereto shall rescind, terminate or renew this Agreement according to the Employment Contract Law of the People’s Republic of China and relevant regulations of the State and local government.

8.2	If Party A is required to pay economic compensation to Party B for rescinding or terminating this Agreement according to law, the payment standard shall be governed by relevant provisions of the Employment Contract Law of the People’s Republic of China.

8.3	When this Agreement is rescinded or terminated, or expires, Party B shall immediately stop all activities in the name of Party A, complete the unsettled matters as requested by Party A, settle all accounts, and return Party A’s properties on the date of such termination, rescission and expiration, including but not limited to:

(1)	All documents, files and copies thereof relating to Party A and its management, operation and product, which are kept, used or controlled by Party B;

(2)	The name list and information of Party A’s suppliers, clients and other contact entities and individuals;

(3)	The software, disk, hardware and CDs containing Party A’s information and data; and

(4)	The tools, instruments, equipment and other office supplies provided by Party A for Party B’s work.

8.4	When this Agreement is rescinded or terminated, Party B shall hand over her work promptly and completely according to Party A’s procedure. Where Party A is required to pay economic compensation to Party B according to law, it shall pay after Party B completes the handover.

8.5	Where this Agreement is rescinded or terminated, Party A shall issue certificate of rescission or termination, and transfer Party B’s files and social insurances according to law.

9.	Protection of Trade Secrets and Intellectual Properties

9.1	“Trade Secrets” means the practical information and operating information which is owned or kept confidential by the company, not available to the public, and restricted by the company by taking measures, and can bring economic benefit to the company, including but not limited to any tangible or intangible information or materials known by the employees through or due to their employment with the company, such as the information of investment and financing, know-how, marketing strategy, name list of clients, partners and details of cooperation, the financial information and market information, the future business plans and the information of intellectual properties etc.

9.2	Party B shall comply with Party A’s rules and regulations of confidentiality, and shall not directly or indirectly disclose any trade secrets of Party A to any third party. Party B shall not use, or permit any third party to use, the trade secrets of Party A. Party B shall assume the confidentiality obligations, regardless whether she is employed by Party A.

9.3	Where Party B violates the confidentiality obligations under this Agreement or any confidentiality agreement otherwise entered into, and causes loss to Party A, she shall compensate Party A according to relevant provisions of the Anti-Unfair-Competition Law of the People’s Republic of China, and the agreement between the parties hereto.

9.4	Where Party B is not clear of the nature and degree of secrecy of any trade secret, she shall confirm actively with her supervisor.

9.5	Where both parties hereto sign a separate non-competition agreement, the agreement shall constitute an integral part hereof. Both parties shall conform to the provisions thereof.

9.6	Party B acknowledges that any works, researches, creations and inventions, and other intellectual properties relating to her position completed during her employment with Party A through/using the company’s assets, materials, or site, whether developed at present or in the future, including but not limited to works (texts, pictures, animations or other forms), trademarks (expressed by characters, graphs, or their combinations), patents (whether having applied or being applying for registration), software, disclosed or undisclosed know-how, and other statutory rights, shall be owned by Party A. Party B undertakes that she will use her best efforts to cooperate with Party B, and help Party B obtain complete rights and maintain its lawful rights and interests.

10.	Labor Dispute

Where any dispute arises between the parties relating to this Agreement, both parties shall first negotiate to resolve such dispute. If negotiation fails, either party may apply for arbitration to the competent labor dispute arbitration commission at the place of Party A. If either party objects to the award of the commission, it may file a lawsuit to the people’s court of first instance at the place of Party A.

11.	Additional Provisions

The parties hereto agree to add the following provisions to this Agreement:

None.

12.	Miscellaneous Provisions

12.1	This Agreement is written in Chinese in duplicate, and each party holds one copy.

12.2	This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior unfulfilled employment agreement and related agreements and understandings between the parties. The unfulfilled employment agreement between the parties shall become void, and the rights and obligations relating to the employment between the parties shall be subject to this Agreement, from the effectiveness date hereof.

12.3	No delay or failure to exercise any right hereunder by either party shall constitute a waiver of such right.

Party A (seal): Beijing Sohu New Era Information Technology Co., Ltd	Party B (signature): /s/ Joanna Lv Name: Joanna Lv

(Company Seal)

Signing date: April 1, 2012	Signing date: April 1, 2012